Exhibit 99.1

Asconi Receives Order for 10 Million Bottles of Wine

ORLANDO, Fla., Oct 23, 2003 /PRNewswire-FirstCall via COMTEX/ — Asconi Corporation (OTC Bulletin Board: ASCP), one of the largest Eastern European producers of wines and spirits, today announced that it has signed contracts with Grand Vin, Ltd. and Bonus Bord O.O.O., both subsidiaries of Wine International Project, Ltd., to ship an additional 10 million bottles of wines to the Russian Federation within one year starting October 2003.

Constantin Jitaru, president and CEO of Asconi, stated, “This contract is expected to bring additional revenues of $2 million and a boost of $200,000 to the bottom line in 2003 as well as a respective $8 million and $800,000 in 2004.” Asconi currently controls over 10% of the market for Moldovan wines imported into Russia.

Mr. Jitaru continued, “Russia is an especially important market for Asconi’s wine products. The market is ripe for high-quality yet value-priced products like those which Asconi offers. Over 90% of our production goes to the Russian market and we maintain our position as the largest importer of Moldovan wines into Russia. Wine is still a comparatively small segment of the alcoholic beverages consumed in Russia, accounting for 13-15% of total consumption. The rate of growth, though, has been significant, making wine one of the fastest growing segments in the industry.”

Before the collapse of the Soviet Union, Russia was consuming 17 liters of wine per capita comparing with 6 liters at this time. Statistics shows that the consumption of wines is increasing at an accelerated rate of 10—15% per year, quickly bringing wine consumption back to previous levels. Asconi has the distribution and production network in place to meet the consumer demand for fine European wines and spirits.

About Asconi Corporation

Asconi Corporation (OTC Bulletin Board: ASCP) is one of the largest producers and distributors of wines and spirits in Eastern Europe. Asconi currently markets its products in seventeen countries worldwide and offers an extensive portfolio of over 350 items in fifty product lines. The Company is involved in every aspect of wine and spirits production and distribution, from grape processing to sales of alcoholic beverages.

Asconi has four core business functions:

•	International and regional distribution of bottled wines and spirits;

•	Grape processing and production of a large variety of wines;

•	Processing, storage and aging of wine;

•	Production of wheat alcohol and spirits, including vodka and brandy.

Asconi has consistently achieved year over year revenue growth: with 2002 revenues of approximately $14 million, income from operations of $1.78 million and net income of approximately $1 million Asconi is the leader in wine-making and wine exportation in Moldova.

For the first half of 2003, the company has achieved revenues of approximately $6.16 million, income from operations of $1 million and net income of $1.03 million.

For more information, please visit www.asconi.com.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the company’s expectations with regard to the future impact on the company’s results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur.

SOURCE Asconi Corporation

CONTACT: Serguei Melnik, Chief Operations Officer, Asconi Corporation, +1-407-679-9463, fax, +1-407-679-3463, or smelnik@asconi.com